Exhibit 4.3

FORM OF AMENDMENT TO

ORDINARY SHARES PURCHASE WARRANT

This AMENDMENT TO THE ORDINARY SHARES PURCHASE WARRANT (this “Amendment”) is entered into as of October 29, 2025, by and between Wearable Devices Ltd., a company organized under the laws of Israel (the “Company”), and [_____] (the “Holder”).

WHEREAS, the Holder is the holder of (i) an Ordinary Shares Purchase Warrant issued on September 12, 2025 (the “September 12 Warrant”) to purchase 1,000,000 ordinary shares, no par value per share (the “Ordinary Shares”) of the Company, and (ii) an Ordinary Shares Purchase Warrant issued on September 15, 2025 (the “September 15 Warrant” and, together with the September 12, Warrant, the “Warrants”) to purchase 670,000 Ordinary Shares;

WHEREAS, pursuant to Section 5(m) of the Warrants, the Warrants may be modified or amended or the provisions thereof waived with the written consent of the Company and the Holder; and

WHEREAS, the Company and the Holder desire to amend the Warrants as set forth in this Amendment, subject to Shareholder Approval (as defined below).

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Holder hereby agree as follows:

1.	Amendment to “Exercise Price”. Subject to Shareholder Approval, Section 2(b) of each Warrant is hereby amended and restated in its entirety as follows:

“b)	Exercise Price. The exercise price under this Warrant shall be $2.67 per Ordinary Share, subject to adjustment hereunder (the “Exercise Price”).”

2.	Amendment to “Termination Date” Defined Term. Subject to Shareholder Approval, the defined term “Termination Date” in each Warrant is hereby defined to mean the date that is five (5) years after the Shareholder Approval Date.

3.	No Further Amendment. Except as amended by this Amendment, each of the Warrants remains unaltered and shall remain in full force and effect.

4.	Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of (i) that certain Securities Purchase Agreement, dated as of September 11, 2025, by and between the Company and the Holder with respect to the September 12 Warrant and (ii) that certain Securities Purchase Agreement, dated as of September 12, 2025, by and between the Company and the Holder with respect to the September 15 Warrant.

5.	Shareholder Approval. The Company shall hold a special meeting of shareholders at the earliest practicable date after the date hereof, but in no event later than ninety (90) days after the date hereof for the purpose of obtaining Shareholder Approval (as defined below), if required, to effect the purpose thereof, with the recommendation of the Company’s Board of Directors that such proposal be approved, and the Company shall solicit proxies from its shareholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal. The Company shall use its reasonable best efforts to obtain such Shareholder Approval, and request that its officers and directors, cast their proxies in favor of such proposal. If the Company does not obtain Shareholder Approval at the first meeting, the Company shall call a meeting every six (6) months thereafter to seek Shareholder Approval until the earlier of the date Shareholder Approval is obtained or the Warrants are no longer outstanding. Notwithstanding the foregoing, the Company may, in lieu of holding a special meeting of shareholders as aforesaid, obtain the written consent of a majority of its shareholders covering the Shareholder Approval so long as prior to forty five (45) days after the Closing Date, such written consents are obtained and in accordance with corporate laws applicable to the Company and the rules of The Nasdaq Stock Market LLC (or any successor entity)..

“Shareholder Approval” means such approval as may be required by the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market LLC (or any successor entity) or by applicable Israeli law, from the shareholders of the Company to consent to the amendments described in paragraphs 2 and 3 of this Amendment, without regard to any reference to a Shareholder Approval Date.

“Shareholder Approval Date” means the date on which Shareholder Approval was obtained.

6.	Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures delivered by facsimile, electronic mail (including as a PDF file) or other transmission method shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Amendment.

7.	No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

[Signature page follows.]

IN WITNESS WHEREOF, each of the Company and the Holder has caused this Amendment to be executed by its officer thereunto duly authorized as of the date first above indicated.

COMPANY

Wearable Devices Ltd.

By:
Name:	Asher Dahan
Title:	Chief Executive Officer

HOLDER

[__________]

By:	[_____]
its Investment Manager

By:
Name:
Title:

3